                                       DRAFT 1
   As filed with the Securities and Exchange Commission on November  26, 1997
                                    Registration Statement No. 333-
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ______________________


                                       FORM S-3
                                ______________________


               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ______________________


                                   INTERLEAF, INC.
                (Exact name of registrant as specified in its charter)
                                ______________________

       MASSACHUSETTS                                  04-2729042
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                                   62 Fourth Avenue
                             Waltham, Massachusetts 02154
                                    (781) 290-0710
                          (Address, including zip code, and
                       telephone number, including area code,
                              of registrant's principal
                                  executive offices)
                                ______________________


                                 CRAIG NEWFIELD, ESQ.
                                   General Counsel
                                   INTERLEAF, INC.
                                   62 Fourth Avenue
                             Waltham, Massachusetts 02154
                                    (781) 290-0710
                       (Name, address, including zip code, and
                       telephone number, including area code,
                                of agent for service)





Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|



                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                  Proposed    Proposed
Title of Each                      Maximum     Maximum
Class of                           Offering    Aggregate    Amount of
Securities to      Amount to be   Price Per    Offering     Registration
be Registered      Registered      Share (1)   Price (1)    Fee
-----------------------------------------------------------------------------

Common Stock,      5,592,000       $3.5315    $19,748,148    $6,000
  $.01 par value   shares
-----------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based upon the greater of $1.50 (the lowest possible conversion price) and trading prices on the Nasdaq National Market on November 25, 1997.


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

------------------------------------------------------------------------------

                                   5,592,000 Shares


                                   INTERLEAF, INC.


                                     Common Stock
                                _____________________

    This Prospectus covers the resale of up to 5,592,000 shares of Common Stock, $0.01 par value per share (the "Common Stock") of Interleaf, Inc. ("Interleaf" or the "Company") by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." 5,032,800 of the shares of Common Stock covered by this Prospectus may be issuable to the Selling Shareholders upon conversion of the Series 6% Convertible Preferred Stock, $.01 par value per share ("6% Convertible Preferred Stock"), of the Company which was issued to the Selling Shareholders pursuant to the several Preferred Stock Investment Agreements between the Company and the Selling Shareholders, each dated as of September 30, 1997 (collectively, the "Investment Agreement"). The remaining 559,200 shares of Common Stock may be issuable to Selling Shareholders who received certain warrants to acquire 6% Convertible Preferred Stock in connection with the services of Cappello Capital Corporation as placement agent. All of the shares offered hereunder are to be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

    The shares covered by this Prospectus represent the maximum number of shares that may be issued prior to September 30, 1998 based upon a conversion price of $1.50 per share, which is the minimum conversion price during the period under the terms of the Investment Agreement. The actual number of shares of Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, market prices prevailing at the actual date of conversion and whether dividends on shares of 6% Convertible Preferred Stock are paid in cash or in additional shares of 6% Convertible Preferred Stock. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Shareholders will elect to convert shares of 6% Convertible Preferred Stock and the 6% Convertible Preferred Stock Warrants issued in the 1997 Private Placement.

    The Selling Shareholders may from time to time sell the shares covered by this Prospectus on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol "LEAF".

                                ______________________


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
               ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.
                                _____________________


                  The date of this Prospectus is December __, 1997.

                                AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission are incorporated herein by reference:


    (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Current Report on Form 8-K filed on October 1, 1997, Current Report Form 8-K/A Amendment No. 1 filed on October 23, 1997, Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and the Company's Proxy Statement filed on November 17, 1997.

    (2) The Company's Registration Statement on Form 8-A dated June 11, 1986 registering Common Stock under Section 12(g) of the Exchange Act.


    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to: General Counsel of the Company, 62 Fourth Avenue, Waltham, Massachusetts 02154; telephone (617) 290-0710.

    No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                     THE COMPANY

    Interleaf develops and markets software that is used in the creation, management and distribution of documents. The Company's software enables customers to compose, edit, view and print documents, while also facilitating their electronic management, preparation, conversion and distribution. The Company offers its customers an integrated document publishing ("IDP") solution to meet both the needs of the document author and information user. The Company's principal offices are located at 62 Fourth Avenue, Waltham, Massachusetts 02154, and its telephone number is (781) 290-0710.

                                     RISK FACTORS

    From time to time, information provided by the Company or statements made by its employees may contain forward-looking information. The Company's actual future results may differ materially from those projections or suggestions made in such forward-looking information and may fluctuate between operating periods. Certain factors that might cause such differences and fluctuations include the factors discussed below.

    The Company's future operating results are dependent on its ability to develop and market IDP software products and services that meet the changing needs of organizations with complex document publishing requirements. There are numerous risks associated with this process, including rapid technological change in the information technology industry and the requirement to bring to market IDP applications that solve complicated business needs in a timely manner. In addition, the existing document publishing, electronic distribution, and document management markets are highly competitive. Many of these competitors are larger and better funded than the Company. The Company competes for sales of its software products on both an individual product basis and integrated with services in large IDP solution sales.

    Given the reduction in the Company's revenues and employee base over recent periods, the Company will face difficulties in managing and implementing its plans for growth, including without limitation difficulties in attracting and retaining key technical, sales and executive personnel given the current extremely competitive labor conditions, and difficulties in managing relationships with distributors, vendors, customers and other third parties.

    Sales cycles associated with IDP solution sales are long because organizations frequently require the Company to solve complex business problems that typically involve reengineering of their business processes. In addition, a high percentage of the Company's product license revenues are generally realized in the last month of a fiscal quarter and can be difficult to predict until the end of a fiscal quarter. Accordingly, given the Company's relatively fixed cost structure, a shortfall or increase in product license revenue can have a significant impact on the Company's operating results and liquidity.

    The Company markets its software products and services worldwide. Global and/or regional economic factors, currency exchange rate fluctuations, and potential changes in laws and regulations affecting the Company's business could impact the Company's financial condition or future operating results.

    The market price of the Common Stock may be volatile at times in response to fluctuations in the Company's quarterly operating results, changes in analysts' earnings estimates, market conditions in the computer software industry, as well as general economic conditions and other factors external to the Company.

    Due to the uncertainty among the Company's customers and employees created by the Company's two restructurings in the fiscal year ended March 31, 1997, along with the downward trend in the Company's revenue, the Company is unable to predict with any level of certainty its future revenue. The Company will continue to closely monitor its expenses and cost structure. The Company believes its current cash position will meet the Company's liquidity needs for fiscal 1998 and the foreseeable future. There can be no assurance that the Company can fund its longer term ongoing business operations unless revenue stabilizes. If the Company's cash resources are insufficient to fund its operations at any time, there can be no assurances that the Company will be able to obtain additional capital or, if it does so, that such capital can be obtained at commercially reasonable terms or without incurring substantial dilution to existing shareholders.


                                   USE OF PROCEEDS


    The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.


                                THE PURCHASE AGREEMENT
Preferred Stock Private Placement

General

As of September 30, 1997, the Company completed, with shareholder approval being sought as described below, a private placement transaction pursuant to which it received aggregate net proceeds of approximately $6.8 million (after fees to the placement agent and estimated transaction expenses) from the issuance of shares of 6% Convertible Preferred Stock and related placement agent warrants. Such transaction is referred to herein as the "1997 Private Placement," and the related securities issuance including shares of Common Stock issuable upon the conversion of shares of 6% Convertible Preferred Stock, as dividends thereon and upon exercise of the placement agent warrants) are referred to as the "1997 Private Placement Issuances." All of the securities sold in the 1997 Private Placement Issuances were sold in private placements solely to accredited investors under the Securities Act.

Summary of Transaction Terms

Set forth below is a summary of the terms of the 1997 Private Placement Issuances, which summary is qualified by reference to the full text of the underlying documents which have been previously filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

Pursuant to the terms of the Investment Agreement, the Company issued and sold in a private placement to certain accredited investors for $1,000 per share an aggregate of 7,625 restricted shares of a newly-established series of preferred stock, designated as 6% Convertible Preferred Stock, resulting in gross proceeds to the Company of $7.6 million.

Each share of 6% Convertible Preferred Stock is entitled to receive dividends, payable annually on September 30 of each year, when and as declared by the Company's Board of Directors, at the rate of 6% per annum in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company other than the Series C Preferred Stock, which has rights to dividends pari passu with the 6% Convertible Preferred Stock. Such dividends accrue from day to day whether or not earned or declared. Any dividend payable after the date of issuance of the 6% Convertible Preferred Stock may be paid (i) in additional shares of 6% Convertible Preferred Stock valued at $1,000 per share, or (ii) upon proper notice, in cash. Each share of 6% Convertible Preferred Stock is also entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends and any amounts owing as a result of a failure by the Company to file an effective registration statement within the prescribed period (described below), in preference to any other class or series of capital stock of the company
(except the Series C preferred Stock, which is pari passu with the 6% Convertible Preferred Stock). Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of shares of 6% Convertible Preferred
Stock have no voting rights.

Commencing on December 29, 1997, at least 10% and up to 25% (depending upon the price at which the Common Stock is trading) of the number of shares of 6% Convertible Preferred Stock held of record by each holder on such day, shall become convertible into shares of Common Stock, and thereafter on the successive monthly anniversaries of such day additional shares of 6% Convertible Preferred Stock shall become convertible (with the additional amount varying from 10% to 25% of the number of shares of 6% Convertible Preferred Stock held of record by such holder on such day depending upon the price at which Common Stock is trading) except that in any month when the highest of the Common Stock's daily low trading prices is $2.50 or less, not more than 10% of each holder's shares of 6% Convertible Preferred Stock held of record on such day shall be convertible.

The number of shares of Common Stock issuable upon conversion of shares of 6% Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date during the seven-month period following the date of issuance shall be $5.50. The Conversion Price as of any date after the seven-month period following the date of issuance and before the first day of the sixteenth month after the date of issuance shall be the lowest trading price of the Common Stock during the twenty-two (22) consecutive trading days immediately preceding the date of conversion, reduced by the "Applicable Percentage", described below, except that the Conversion Price shall be not less than $1.50 prior to the first day of the thirteenth month after closing. The "Applicable Percentage" is dependent upon the time which has passed from original issuance to the date of measurement, being 9.8% starting on the first day of the eighth month and increasing in each subsequent month to 11.1%, 12.4%, 13.7%, and 15%. At any date after the first day of the sixteenth month after the date of issuance, the Conversion Price will be the lesser of (a) 85% of the average of low daily trading price of the Common Stock for all the trading days during the 12th through15th month (provided that in no event shall this amount be less than $2.8126), or (b) 85% of the average of the lowest daily trading price of the Common Stock during the twenty-two (22) consecutive trading days immediately preceding the date of conversion (the "Conversion Cap"). The Conversion Price is at all times also subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Five years from the date of original issue, all of the then outstanding shares of 6% Convertible Preferred Stock will be automatically converted into shares of Common Stock at the then-applicable Conversion Price. No holder of 6% Convertible Preferred Stock will be entitled to convert any share of 6% Convertible Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Exchange Act) will be the beneficial owners (as defined in rule 13d-3 thereunder) of 10% or more of the outstanding shares of Common Stock.

In addition, following conversion of the 6% Convertible Preferred Stock into shares of Common Stock, the holders of such shares of Common Stock have agreed to be limited on resales of such shares on any trading day to the greatest of:
(i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sales; (ii) 12,000 shares; or (iii) 10% of the trading volume for the Common Stock on the date of any such sale. Furthermore, the Company has the right, upon proper notice, if the Conversion Price falls below three dollars ($3.00) (or such other price as is set by the Company in accordance with certain notice provisions), and subject to certain other conditions, to honor any conversion request by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into Common Stock and such Common Stock were sold at the high trade price on the trading day immediately preceding the date that the conversion notice is received (the "Green Floor").

The Company is not obligated to issue, in the aggregate, more than 3,150,000 shares of Common Stock if issuance of a larger number of shares would constitute a breach of the Rules or Designation Criteria of The Nasdaq Stock Market, Inc. (the "Nasdaq Rules"). If shareholder approval of the 1997 Private Placement Issuances is not received by December 31,1997, the Company will be obligated to redeem, at a premium price, a sufficient number of shares of 6% Convertible Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of 6% Convertible Preferred Stock without breaching the Nasdaq Rules. Any delay in payment will cause such redemption amount to accrue interest at the rate of 0.1% per day until paid. Subject to this requirement to effect a special redemption of the 6% Convertible Preferred Stock, if the issuance of Common Stock upon conversion of any shares of 6% Convertible Preferred Stock would constitute a breach of the Nasdaq Rules, then the Company has agreed to exercise the Green Floor with respect to such issuance. Pursuant to its agreement with Nasdaq, the Company will reserve $1 million from the 1997 Private Placement proceeds for a period of 18 months to be used solely for the purpose of funding the exercise of the Green Floor, but there is no other restriction on the Company's use of such proceeds. There is no assurance that the proceeds of the 1997 Private Placement will be available to fund any required cash redemption of 6% Convertible Preferred Stock or that the $1 million reserved by the Company will be sufficient to fund the exercise of the Green Floor.

The Company has agreed to register the shares of Common Stock issuable upon conversion of the 6% Convertible Preferred Stock, including shares payable as dividends thereon, and shares issuable upon exercise of the Placement Agent Warrants and conversion of the underlying 6% Convertible Preferred Stock, for resale under the Securities Act no later than 90 days after original issuance. Any delay in having the related registration statement declared effective by the Commission beyond the applicable period, or any unavailability to the holders of the 6% Convertible Preferred Stock of a current prospectus after such period, will result in the payment by the Company to each holder, in cash, of 3% of the total purchase price of the 6% Convertible Preferred Stock for each 30-day period of the delay (pro rated for any shorter period).

The placement agent for the issuances described above was Cappello Capital Corp. (the "Placement Agent"). In consideration for placing such securities, the Placement Agent received aggregate cash compensation of 8.7% of the gross proceeds received by the Company, or $663,375. Further, the Company also agreed to issue to the Placement Agent 6% Convertible Preferred Stock Warrants to acquire an aggregate of 763 shares of 6% Convertible Preferred Stock for a purchase price of $1,000 per share (subject to the same anti-dilution protections as are applicable to the 6% Convertible Preferred Stock). Such warrants will be exercisable for a period of five years for shares of 6% Convertible Preferred Stock. The Company is obligated to register the shares of Common Stock issuable upon exercise and conversion of the Placement Agent warrants for resale under the Securities Act, and is doing so herein. The Placement Agent will retain its compensation whether or not the required shareholder approval of the 1997 Private Placement Issuances is obtained.

Shareholder Approval

The Company intends to seek the approval of its shareholders of the 1997 Private Placement Issuance to satisfy certain shareholder approval requirements contained in the Company's agreements with Nasdaq and with the holders of 6% Convertible Preferred Stock. It is presently expected that this approval will be sought at a special meeting of Shareholders to be held on December 17, 1997.

                                 SELLING SHAREHOLDERS

    The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Shareholders as of November 26, 1997. All of the shares by each of the Selling Shareholders are being offered for sale pursuant to this Prospectus, and if all of the shares offered hereby are sold as described herein, none of the Selling Shareholders will beneficially own any shares of Common Stock. The Selling Shareholders have not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company (other than as shareholders of Interleaf after the purchase of the 6% Convertible Preferred Stock).

                                                                       Number of
                                                                       Shares of
                               Number of Shares                        Common
                                 of Common Stock        Number of       Stock
                              Beneficially Owned        Shares of       Owned
                                    as of            Common Stock     after the
Name of Selling Shareholder   November 26, 1997(1)    Being Offered    Offering
---------------------------   --------------------   --------------   ----------
SIL Nominees Ltd.                  1,000,000         1,000,000           - 0 -
Leonardo, L.P. (2)                   633,333           633,333           - 0 -
Olympus Securities, Ltd. (3)         366,667           366,667           - 0 -
The Tail Wind Fund Ltd.              333,333           366,333           - 0 -
Deere Park Capital
   Management, Inc.                  333,333           333,333           - 0 -
Lakeshore International Ltd.         333,333           333,333           - 0 -
Newberg Family Trust                 333,333           333,333           - 0 -
Nelson Partners (4)                  300,000           300,000           - 0 -
Ramius Fund, Ltd. (5)                266,667           266,667           - 0 -
Raphael, L.P. (6)                    200,000           200.000           - 0 -
Earl E. Gales, Jr.                   166,667           166,667           - 0 -
Laredo Capital Partners (7)          133,333           133,333           - 0 -
Hick Investments, Ltd. (8)           133,333           133,333           - 0 -
Crisostomo B. Garcia                 100,000           100,000           - 0 -
Profutures Fund
   Management, Inc.                   83,333            83,333           - 0 -
Ted Meisel                            66,667            66,667           - 0 -
NY DBL Diamond (9)                    66,667            66,667           - 0 -
AG Superfund Int'l
   Partners, L.P. (10)                50,000            50,000           - 0 -
G.A.M. Arbitrage
   Investments, Inc. (11)             50,000            50,000           - 0 -
Gerard Cappello (12)                 186,000           186,000           - 0 -
Linda Cappello (13)                  262,666           262,666           - 0 -
Lawrence K. Fleishman (14)           126,667           126,667
Kenneth Staub                         33,333            33,333           - 0 -
Barry Meisel                          16,667            16,667           - 0 -
John M. Bendheim, Jr.                 16,667            16,667           - 0 -

1. Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 6% Convertible Preferred Stock beneficially owned by such person (either directly or through the exercise of 6% Convertible Preferred Stock Warrants), assuming a price of $1.50 per share of Common Stock was used to determine the number of shares of Common Stock issuable upon conversion, and presuming that all dividends will be paid in cash. The actual number of shares of Common Stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether dividends on shares of 6% Convertible Preferred Stock are paid in cash or in additional shares of 6% Convertible Preferred Stock. In order to calculate the number of shares of 6% Convertible Preferred Stock or 6% Convertible Preferred Stock Warrants to purchase such shares beneficially held, multiply the amount included in the column captioned "Common Shares Beneficially Owned as of November 26, 1997" by 0.0015. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when Selling Shareholders will elect to convert shares of 6% Convertible Preferred Stock (other than the shares of 6% Convertible Preferred Stock issued as dividends) and the 6% Convertible Preferred
    Stock Warrants issued in the 1997 Private Placement.

2. Mr. Michael L. Gordon serves as an officer in an entity which is an investment adviser to Leonardo, L.P., which beneficially holds 633,333 shares, as indicated above. This amount does not include 200,000 shares beneficially held by Raphael, L.P., 266,667 shares beneficially held by Ramius Fund, Ltd., 133,333 shares beneficially held by Hick Investments, Ltd., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., and 50,000 shares beneficially held by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

3. Ms. Anne Dupuy serves as a Director in Olympus Securities, Ltd., which beneficially holds 366,667 shares, as indicated above. This amount does not include 300,000 shares beneficially held by Nelson Partners, an entity in which Ms. Dupuy serves as an officer.

4. Ms. Ann Dupuy serves as an officer of Nelson Partners, which beneficially holds 300,000 shares, as indicated above. This amount does not include 366,667 shares held beneficially by Olympus Securities, Ltd., an entity in which Ms. Dupuy also serves as a Director.

5. Mr. Michael L. Gordon serves as an officer of an entity which is investment adviser to Ramius Fund, Ltd., which is the beneficial holder of 266,667 shares, as indicated above. This amount does not include 633,333 shares beneficially held by Leonardo, L.P., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., 133,333 shares beneficially held by Hick Investments, Ltd., and 50,000 shares beneficially held by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

6. Mr. Michael L. Gordon serves as an officer in an entity which is an investment advisor to Raphael, L.P., which beneficially holds 200,000 shares, as indicated above. This amount does not include 633,333 shares beneficially held by Leonardo, L.P., 266,667 shares beneficially held by Ramius Fund, Ltd., 133,333 shares shares beneficially held by Hick Investments, Ltd., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., and 50,000 shares beneficially held by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

7. Lawrence K. Fleishman is a partner in Laredo Capital Partners. This amount does not include 66,667 shares listed as beneficially owned by NY DBL Diamond, an entity in which Mr. Fleishman is also a partner, nor does it include 126,667 shares beneficially held by Mr. Fleishman individually, as listed above.

8. Mr. Michael L. Gordon serves as an officer of an entity which is an investment advisor to Hick Investments, Ltd., a beneficial holder of 133,333 shares, as indicated above. This amount does not include 633,333 shares beneficially held by Leonardo, L.P., 266,667 shares beneficially held by Ramius Fund, Ltd., 200,000 shares beneficially held by Raphael, L.P., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., and 50,000 shares beneficially held by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

9. Mr. Lawrence K. Fleishman is a partner in NY DBL Diamond. This amount does not include 50,000 shares beneficially owned by AG Superfund International Partners, L.P., an entity in which Mr. Fleishman also serves as partner, nor 126,667 shares held by Mr. Fleishman individually, as listed above.

10. Mr. Michael L. Gordon serves as an officer in an entity which is an investment advisor to A.G. Superfund, Ltd., which beneficially holds 50,000 shares, as indicated above. This amount does not include 200,000 shares beneficially held by Raphael, L.P., 266,667 shares beneficially held by Ramius Fund, Ltd., 633,333 shares beneficially held by Leonardo, L.P., 133,333 shares beneficially held by Hick Investments, Ltd., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., and 50,000 shares beneficially held by A.G. Superfund International
    Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

11. Mr. Michael L. Gordon serves as an officer in an entity which is an investment advisor to G.A.M. Arbitrage Investments, Inc., which beneficially holds 50,000 shares, as indicated above. This amount does not include 200,000 shares beneficially held by Raphael, L.P., 266,667 shares beneficially held by Ramius Fund, Ltd., 633,333 shares beneficially held by Leonardo, L.P., $133,333 shares held by Hick Investments, Ltd., 50,000 shares beneficially held by G.A.M. Arbitrage Investments, Inc., and 50,000 shares beneficially held by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

12. Includes a warrant to purchase 229 shares of 6% Convertible Preferred Stock. This warrant is exercisable immediately, and represents beneficial ownership of 152,667 shares of Common Stock.

13. Includes a warrant to purchase 344 shares of 6% Convertible Preferred Stock. This warrant is exercisable immediately, and represents beneficial ownership of 229,333 shares of Common Stock.

14. Includes a warrant to purchase 140 shares of 6% Convertible Preferred Stock. This warrant is exercisable immediately, and represents beneficial ownership of 126,667 shares of Common Stock. Does not include 133,333 shares beneficially held by Laredo Capital Partners in which Lawrence K. Fleishman is a partner, and 66,667 shares beneficially held by NY DBL Diamond Group, in which Mr. Fleishman also serves as a partner.

                                 PLAN OF DISTRIBUTION


    Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Shareholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Investment Agreement provides that the Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

    In offering the shares of Common Stock covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

    The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Shareholders have agreed to inform the Company when the distribution of the shares of Common Stock offered hereby is completed.

    Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

    This offering will terminate on the date on which all shares offered hereby have been sold by the Selling Shareholders.

                                    LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Craig Newfield, Esq., General Counsel to the Company.

                                       EXPERTS

    The consolidated financial statements of Interleaf, Inc. appearing in Interleaf, Inc.'s Annual Report (Form 10-K) for the year ended March 31,
1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       PART II


                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.


Nature of Expense

SEC Registration Fee                                                    $6,000
Legal Fees and Expenses                                                  1,000
Accounting Fees and Expenses                                             5,000
Miscellaneous                                                              500
TOTAL                                                                   12,500





Item 15.  Indemnification of Directors and Officers.

    (a) Section 67 of the Massachusetts Business Corporation Law permits indemnification of present and former directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote, or (iv) in the case of officers who are not directors, by the Board of Directors, except that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.
Section 67 also provides that the absence of any express provision for indemnification shall not limit any right of indemnification existing independently of such Section.

    (b) Article V of the Company's By-laws provides that the Company shall, to the extent legally permissible, indemnify each former or present director or officer against all liabilities and expenses imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he may be threatened or involved, by reason of his having been a director or officer; provided that the Company shall provide no indemnification with respect to any matter as to which any such person shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. If any such action is disposed of, on the merits or otherwise, without the disposition being adverse to the director or officer and without an adjudication that such person did not act in good faith in the reasonable belief that his action was in the best interests of the Company, the director or officer is entitled to indemnification as a matter of right. In all other cases, indemnification shall be made as of right unless after investigation (a) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (b) by written opinion of independent legal counsel (who may be regular counsel of the Company), or (c) the holders of a majority of outstanding stock entitled to vote (exclusive of stock owned by any interested directors or officers), it shall be determined by clear and convincing evidence that such person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. Indemnification may include advancement of expenses of defending an action upon receipt of an undertaking by the person indemnified to repay such advances if it is ultimately determined that such person is not entitled to indemnification under Article V. Article V also provides that the right of indemnification provided therein is not exclusive of and does not affect any other rights to which any director or officer may be entitled under any agreement, statute, vote of stockholders or otherwise. The Company's obligation to indemnify under Article V shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage.

    (c) The Company has entered into an Agreement to Defend and Indemnify with each of its officers and directors. Pursuant to these agreements, the Company has agreed, to the extent legally permissible, to indemnify such person against all losses (including, without limitation, judgments, fines and penalties) and expenses (including, without limitation, amounts paid in settlement and counsel fees and disbursements) incurred by such person in connection with or as a result of any claim, action, suit or other proceeding, civil or criminal, or appeal related thereto, in which he may be involved by reason of his having been a director or officer or by reason of any action taken or not taken in his capacity as director or officer; provided that no indemnification shall be provided with respect to any matter as to which such person shall not have acted in good faith in the reasonable belief that his action was in the best interests of the Company. If any such claim, action, suit or proceeding is disposed of, on the merits or otherwise, without the disposition being adverse to such person, without a plea of guilty or NOLO CONTENDRE and without an adjudication that such person did not act in good faith in the reasonable belief that his action was in the best interests of the Company, the director or officer is entitled to indemnification as a matter of right. In all other cases, indemnification shall be made upon a determination that such person's conduct was in good faith and in the reasonable belief that his action was in the best interests of the Company by (a) a quorum of disinterested directors, or (b) independent legal counsel (who may be regular counsel of the Company), or (c) the holders of a majority of outstanding stock entitled to vote (exclusive of stock owned by an interested directors or officer). Expenses may be advanced by the Company prior to any final disposition of any such action upon receipt of an undertaking by the person indemnified to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the Agreement. Such Agreements provide that the right of indemnification provided therein is in addition to any rights to which any person concerned may be entitled by other agreements or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of the indemnified person. The rights of indemnification provided in such Agreements are in addition to any rights under any insurance policy in effect, provide that to the extent any claim is covered by any such insurance policy, the Company will provide coverage after the full coverage of the insurance policy is exhausted or otherwise unavailable.

    (d) Article 6D of the Company's Articles of Organization provides that, to the fullest extent permitted by Chapter 156B of the Massachusetts General Laws, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Section 13(b)(1 1/2) of Chapter 156B of the Massachusetts General Laws permits a corporation to include in its articles of organization a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary as a director, except for (i) any breach of the director's duty of loyalty to the corporation and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (ii) improper issuances of stock or unauthorized distributions to stockholders, or (iv) any transaction in which the director derived an improper personal benefit.

Item 16.  Exhibits.

Exhibit                      Description of Exhibit
Page

  4.1         Restated Articles of Organization of the Company,
              as amended                                                      *
  4.2         Amended and Restated By-laws of the Company                    **
  4.3         Specimen Certificate for Shares of the Company's
                Common Stock                                                ***
  5.1         Opinion of Craig Newfield, Esq.                          Included
 23.1         Consent of Ernst & Young LLP                             Included
 23.2         Consent of Craig Newfield, Esq. (included in
                Exhibit 5.1)                                           Included
 24.1         Power of Attorney (included in II-6)                     Included

---------------

* Incorporated herein by reference from the applicable Exhibit to the Company's Report on Form 10-Q for the quarter ended September 30, 1997, File Number 0-14713.

** Incorporated herein by reference from the applicable Exhibit to the Company's Annual Report on Form 10-K for the year ended March 31, 1994, File Number 0-14713.

*** Incorporated herein by reference from the applicable Exhibit to Registration Statement on Form S-1 (File No. 33-5743)


Item 17.  Undertakings.

    The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on the 26th day of November, 1997.


                                            INTERLEAF, INC.


                                            By: /s/ Jaime W. Ellertson
                                                -------------------------
                                               Jaime W. Ellertson
                                               President and Chief
                                               Executive Officer


                           SIGNATURES AND POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Jaime W. Ellertson, Robert R. Langer, and Craig Newfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Interleaf, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of November, 1997.


    Signature                          Title
    ---------                          ------

/s/ JAIME W. ELLERTSON            President and Chief Executive Officer,
-------------------------         and Director
    Jaime W. Ellertson            (Principal Executive Officer)


/s/ ROBERT R. LANGER              Vice President of Finance and Administration,
-------------------------         Chief Financial Officer and Treasurer
    Robert R. Langer              (Principal Financial and Accounting Officer)


/s/ FREDERICK B. BAMBER           Director
-------------------------
    Frederick B. Bamber


/s/ DAVID A. BOUCHER              Director
-------------------------
    David A. Boucher


/s/ RORY J. COWAN                 Chairman of the Board of Directors
-------------------------
    Rory J. Cowan

/s/ MARCIA J. HOOPER              Director
-------------------------
    Marcia J. Hooper


/s/ GEORGE D. POTTER, JR.         Director
-------------------------
    George D. Potter, Jr.